EXHIBIT 10.53

                       Purchase and Sale Agreement between
                   Marriott International, Inc., as Seller and
                   CNL Hospitality Partners, LP, as Purchaser
                  relating to the Courtyard - Little Lake Bryan
                    and the Fairfield Inn - Little Lake Bryan

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                          MARRIOTT INTERNATIONAL, INC.

                                   as Seller,

                                       and

                          CNL HOSPITALITY PARTNERS, LP
                                  as Purchaser
                           ---------------------------




                            Dated: September 17, 1998

                                TABLE OF CONTENTS
SECTION 1.  DEFINITIONS........................................................1
   1.1 "Act of Bankruptcy".....................................................1
   1.2 "Agreement".............................................................2
   1.3 "Allocable Purchase Price"..............................................2
   1.4 "Architect".............................................................2
   1.5 "`As-Built' Drawings"...................................................2
   1.6 "Assets"................................................................2
   1.7 "Building Location Survey"..............................................3
   1.8 "Business Day"..........................................................3
   1.9 "CC & Rs"...............................................................3
   1.10 "CHP"..................................................................3
   1.11 "CHLP".................................................................3
   1.12 "Closing"..............................................................3
   1.13 "Closing Date".........................................................3
   1.14 "Competitor"...........................................................3
   1.15 "Contracts"............................................................3
   1.16 "Controlling Interest".................................................4
   1.17 "DCCRO"................................................................4
   1.18 "Declarant"............................................................4
   1.19 "Design Development Plans".............................................4
   1.20 "DOR"..................................................................4
   1.21 "Engineer".............................................................4
   1.22 "Entity"...............................................................4
   1.23 "Environmental Reports"................................................4
   1.24 "Excluded Assets"......................................................4
   1.25 "FAS"..................................................................5
   1.26 "FF&E".................................................................5
   1.27 "FF&E Schedule"........................................................5
   1.28 "Final Plans"..........................................................5
   1.29 "Franchise Agreement"..................................................5
   1.30 "Guarantors"...........................................................5
   1.31 "Guaranty of Landlord's Obligations"...................................5
   1.32 "Immaterial Taking"....................................................5
   1.33 "Improvements".........................................................5
   1.34 "Intangible Property"..................................................6
   1.35 "Inventories"..........................................................6
   1.36 "Lease"................................................................6
   1.37 "Limited Rent Guaranty"................................................6
   1.38 "Little Lake Bryan Contract"...........................................6
   1.39 "LLBC".................................................................6
   1.40 "Mere Director"........................................................6
   1.41 "MI"...................................................................7
   1.42 "Opening Date".........................................................7
   1.43 "Outside Substantial Completion Date"..................................7
   1.44 "Owner Agreement"......................................................7
   1.45 "Ownership Interests"..................................................7
   1.46 "Permitted Encumbrances"...............................................7
   1.47 "Person"...............................................................8
   1.48 "Plans and Specifications".............................................8
   1.49 "Property".............................................................8
   1.50 "Properties"...........................................................8
   1.51 "Proprietary Information"..............................................8
   1.52 "Purchaser"............................................................8
   1.53 "Real Property"........................................................8
   1.54 "Reserve"..............................................................9
   1.55 "Seller"...............................................................9
   1.56 "Standard Owner Agreement".............................................9
   1.57 "Stock Pledge".........................................................9
   1.58 "Substantial Completion"...............................................9
   1.59 "Surveyor".............................................................9
   1.60 "Systems Standards Manual".............................................9
   1.61 "Tenant"..............................................................10
   1.62 "Title Commitments"...................................................10
   1.63 "Title Company".......................................................10
   1.64 "Title Insurance Policies"............................................10
SECTION 2.  PURCHASE-SALE; DILIGENCE..........................................10
   2.1 Purchase-Sale..........................................................10
   2.2 Diligence Inspections..................................................10
   2.3 Title Matters..........................................................11
   2.4 Survey.................................................................12
   2.5 Environmental Reports..................................................13
2.6 Immaterial Taking.........................................................14
2.7 Changes to Plans and Specifications.......................................14
SECTION 3.  PURCHASE AND SALE.................................................16
   3.1 Closing................................................................16
   3.2 Purchaser's Option to Accelerate Closings..............................16
   3.3 Purchase Price.........................................................17
   3.4 Seller's Determination of Purchase Price...............................18
   3.4A Change in Number of Rooms.............................................18
   3.5 Seller's Option to Terminate...........................................20
   3.6 Competitor.............................................................21
SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.....................21
   4.1 Closing Documents......................................................21
   4.2 Condition of Applicable Property.......................................23
   4.3 Title Policies and Surveys.............................................23
   4.4 Opinions of Counsel....................................................24
   4.5 FF&E Schedule..........................................................24
   4.6 Other..................................................................24
SECTION 5.  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE........................25
   5.1 Purchase Price.........................................................25
   5.2 Closing Documents......................................................25
   5.3 Opinions of Counsel....................................................25
SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLER..........................26
   6.1 Status and Authority of the Seller.....................................26
   6.2 Status and Authority of MI.............................................26
   6.3 Status and Authority of Owner..........................................26
   6.4 Status and Authority of Tenant.........................................26
   6.5 Owners' Organizational Documents.......................................26
   6.6 Assets and Liabilities of Owners.......................................26
   6.7 Ownership of Owners....................................................27
   6.8 No Employees...........................................................27
   6.9 Existing Agreements....................................................27
   6.10 Tax Returns...........................................................27
   6.11 Action of the Seller..................................................27
   6.12 No Violations of Agreements...........................................28
   6.13 Litigation............................................................28
   6.14 Not A Foreign Person..................................................28
   6.15 Construction Contracts; Mechanics' Liens..............................28
   6.16 Permits, Licenses.....................................................28
   6.17 Hazardous Substances..................................................29
   6.18 Insurance.............................................................29
   6.19 Condition of Property.................................................29
   6.20 Financial Information.................................................29
   6.21 Contracts.............................................................29
   6.22 Title to FF&E.........................................................29
   6.23 FF&E..................................................................29
SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................32
   7.1 Status and Authority of the Purchaser..................................32
   7.2 Status and Authority of the Guarantors.................................32
   7.3 Action of the Purchaser................................................32
   7.4 No Violations of Agreements............................................33
   7.5 Litigation.............................................................33
SECTION 8.  COVENANTS OF THE SELLER...........................................33
   8.1 Compliance with Laws...................................................33
   8.2 Correction of Defects..................................................34
   8.3 Insurance..............................................................34
   8.4 Material Defects in Structural Systems.................................34
   8.5 Final Payment..........................................................34
SECTION 9.  APPORTIONMENTS....................................................35
   9.1 Apportionments.........................................................35
   9.2 Closing Costs..........................................................35
SECTION 10.  DEFAULT..........................................................36
   10.1 Default by the Seller.................................................37
   10.2 Default by the Purchaser..............................................37
   10.3 Purchaser's Deposit...................................................38
SECTION 11.  MISCELLANEOUS....................................................40
   11.1 Agreement to Indemnify................................................40
   11.2 Brokerage Commissions.................................................42
   11.3 Certain Contracts.....................................................42
   11.4 Publicity.............................................................42
   11.5 Notices...............................................................42
   11.6 Waivers, Etc..........................................................45
   11.7 Assignment; Successors and Assigns....................................45
   11.8 Severability..........................................................45
   11.9 Counterparts, Etc.....................................................46
   11.10 Governing Law........................................................46
   11.11 Performance on Business Days.........................................46
   11.12 Attorneys' Fees......................................................46
   11.13 Relationship.........................................................46
   11.14 Section and Other Headings...........................................46
   11.15 Disclosure...........................................................47

Schedule A                 -        Purchase Price Allocation
Schedule B                 -        Guaranty
Schedule C                 -        Lease Agreement
Schedule D                 -        Limited Rent Guaranty
Schedule E                 -        Owner Agreement
Schedule F-1-3             -        Legal Descriptions of Properties
Schedule G                 -        Form of Standard Owner Agreement
Schedule H                 -        Stock Pledge Agreement
Schedule I-1               -        Date-Down Endorsement Commitment
Schedule I-2               -        Leasehold Policy Commitment
Schedule J                 -        Form of Surveyor's Certificate
Schedule K                 -        Outline of Structural Systems
Schedule L                 -        Form of Architect's Certificate
Schedule M                 -        Form of Engineer's Certificate
Schedule N                 -        General Contractor Provisions
Schedule O-1               -        Fairfield Suites Franchise Agreement
Schedule O-2               -        Fairfield Inn Franchise Agreement
Schedule O-3               -        Courtyard by Marriott Franchise Agreement
Schedule P                 -        Escrow Agreement
Schedule Q                 -        Systems Standards Manual

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is made as of the 17th day of September, 1998, by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation as seller, and CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership as purchaser.

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Seller (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section
1) is, or shall be, the owner, directly or indirectly, of all of the ownership interests in three certain limited liability companies, each to be created and formed as a Delaware limited liability company (herein collectively "Owners");

         WHEREAS, the Owners are, or will be the owners of the Properties; and

         WHEREAS, Purchaser desires to purchase all of the Ownership Interests and thereby acquire all of the Owners' right, title and interest in and to the Properties upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Seller desires to sell to the Purchaser all of the Ownership Interests and thereby convey all right, title and interest of the Owners in and to the Properties, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

         SECTION 1.  DEFINITIONS.

         Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

         1.1 "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof or Tenant shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property; (b) admit in writing its inability to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); (e) be adjudicated a bankrupt or insolvent; (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts;
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if the proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof or Tenant, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner or Tenant; (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or Tenant or all or any substantial part of its assets; or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstated and in effect, for a period of sixty (60) consecutive days.

         1.2 "Agreement" shall mean this Purchase and Sale Agreement, together with Schedules A through Q hereto, as it and they may be amended from time to time as herein provided.

         1.3 "Allocable Purchase Price" shall mean, with respect to each Property, the sum of the "Minimum Purchase Price" as set forth on Schedule A hereto, plus the "Price Adjustment" determined by Seller as set forth on Schedule A hereto, it being understood and agreed that the aggregate amount of the Allocable Purchase Prices of all Ownership Interests of the Owners of all three (3) Properties shall be no less than Ninety Million Dollars ($90,000,000.00) and no more than One Hundred Million Dollars ($100,000,000.00), as determined by Seller in accordance with Section 3.4.

         1.4  "Architect"   shall  mean  Portman   Fruchtman  Vinson  Sunderland
Architects, Inc. or if such architect is subsequently replaced by another architectural firm, then such replacement.

         1.5 "`As-Built' Drawings" shall mean the final "as-built" plans and specifications for the Improvements which are to be furnished by the Seller to Purchaser pursuant to Section 4.1 of this Agreement.

         1.6 "Assets" shall mean, with respect to any Owner, all of the Real Property, the FF&E, the Contracts, the Improvements and the Intangible Property, collectively, now owned or hereafter (but prior to the Closing Date with respect to such Property) acquired by such Owner in connection with or relating to the Property owned by such Owner other than any Excluded Assets with respect to such Property.

         1.7 "Building Location Survey" shall have the meaning given such term in Section 2.4.

         1.8 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Florida or the State of Maryland are authorized by law or executive action to close.

         1.9 "CC & Rs" shall mean, in respect of any Property, the DOR and DCCRO and the Other Declarations (as defined in the DOR and DCCRO) encumbering such Property.

         1.10 "CHP" shall mean CNL Hospitality Properties, Inc., a Maryland corporation.

         1.11 "CHLP" shall mean CNL Hospitality Partners, LP, a Delaware limited partnership.

         1.12 "Closing" shall have the meaning given such term in Section 3.1.

         1.13 "Closing Date" shall have the meaning given such term in Section 3.1.

         1.14 "Competitor" shall mean a Person that owns or has an equity interest in a hotel brand, tradename, system or chain (a "Brand") which is comprised of at least ten (10) hotels; provided that such Person shall not be deemed a Competitor if it holds its interest in a Brand merely as (i) a franchisee or (ii) a mere passive investor that has no control or influence over the business decisions of the Brand at issue, such as a mere limited partner in a partnership, a mere shareholder in a corporation or a mere payee of royalties based on a prior sale transaction. A mere passive investor that is represented by a Mere Director on the board of directors of a Competitor shall not be deemed to have control or influence over the business decisions of that Competitor.

         1.15 "Contracts" shall mean, with respect to any Owner, equipment leases relating to telephone switches and voice mail relating to the Property owned by such Owner and to which such Owner is a party and any other equipment leases relating to the Property owned by such Owner and disclosed to Purchaser on or before Closing and which are to survive the Closing and to which the Owner is a party.

         1.16 "Controlling Interest" shall mean (a) as to a corporation shall mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

         1.17 "DCCRO" shall have the meaning given such term in the Little Lake Bryan Contract.

         1.18 "Declarant" shall mean the party defined as such under the DCCRO and DOR.

         1.19 "Design Development Plans" shall have the meaning given such term in the Little Lake Bryan Contract.

         1.20 "DOR" shall have the meaning given such term in the Little Lake Bryan Contract.

         1.21 "Engineer" shall mean Bowyer Singleton & Associates, Incorporated or if such engineer is subsequently replaced by another engineering firm, then such replacement.

         1.22  "Entity"   shall  mean  any   corporation,   general  or  limited
partnership, limited liability company, partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

         1.23 "Environmental  Reports" shall have the meaning given such term in
Section 2.5.

         1.24 "Excluded Assets" shall mean, with respect to any Property, (i) any right, title or interest in any name containing any of the names "Marriott," "Courtyard," "Fairfield Inn," "Fairfield Suites" and other marks used, or that may in the future be used, by MI or its affiliates, including the Owner of such Property (and Seller and MI shall have the right to remove any such name or mark appearing on any signage or other property pursuant to the terms of the Franchise Agreement for such Property), (ii) all property owned by the Seller or any of its affiliates, including the Owner of such Property, not normally located at such Property and used, but not exclusively, in connection with the operation of such Property, (iii) all items, tangible or intangible, consisting of Proprietary Information, (iv) computer software, (v) FAS, (vi) any Inventories located at such Property, (vii) working capital, including without limitation, cash, bank accounts and accounts receivable owned or held by Seller or any of its affiliates, including the Owner of such Property, (viii) all books, ledger sheets, files and records, (ix) all contracts pertaining to the operation of such Property other than the Contracts, and (x) any software, manuals, brochures or directives used by the Seller or any of its affiliates, including the Owner of such Property, in the operation of the Property that will be issued by the franchisor to the Tenant, as franchisee, under the Franchise Agreements.

         1.25 "FAS" shall have the meaning given such term in the Lease.

         1.26 "FF&E" shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Seller or any of its affiliates, including the Owner of such Property, and located in or at, or used in connection with the ownership, operation or maintenance of such Property, other than motor vehicles.

         1.27 "FF&E Schedule" shall have the meaning given such term in Section 4.5.

         1.28 "Final Plans" shall have the meaning given such term in the Little Lake Bryan Contract.

         1.29 "Franchise Agreement" shall mean, in respect of each Property, the applicable Franchise Agreement to be entered into at or prior to the first Closing of the purchase and sale of the Ownership Interests of the Owner of a Property between MI, as franchisor, and Tenant, as franchisee, substantially in the forms attached hereto at Schedule O-1 (Fairfield Suites Franchise Agreement), O-2 (Fairfield Inn Franchise Agreement) and O-3 (Courtyard by Marriott Franchise Agreement), respectively.

         1.30 "Guarantors" shall mean CHP and CHLP, jointly and severally.

         1.31 "Guaranty of Landlord's Obligations" shall mean, in respect of each Property, the Guaranty in the form of Schedule B hereto to be entered into by Guarantors for the benefit of Tenant, in respect of the Lease for each Property and guarantying the landlord's obligations under such Lease.

         1.32  "Immaterial  Taking"  shall have the  meaning  given such term in
Section 2.6.

         1.33 "Improvements" shall mean, with respect to any Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property with respect to such Property, including, but not limited to, all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage system and facilities, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of the Property and all appurtenances thereto acquired by Purchaser in connection with Purchaser's acquisition of the Ownership Interests pursuant to the terms of this Agreement.

         1.34 "Intangible Property" shall mean, with respect to any Property, all transferable or assignable (a) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, liquor licenses, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities (hereinafter defined as "Permits") and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Property and (b) certificates, licenses, warranties and guarantees and the Contracts held by the Owner of such Property and/or Seller, other than (x) the Excluded Assets and (y) such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, the Tenant in order to permit the Tenant to operate such Property properly in accordance with the terms of the Leases.

         1.35 "Inventories" shall have the meaning given such term in the Lease.

         1.36 "Lease" shall mean, in respect of each Property, the Lease Agreement in the form of Schedule C hereto to be entered into by Tenant and the Owner of such Property.

         1.37 "Limited Rent Guaranty" shall mean the Limited Rent Guaranty in the form of Schedule D hereto to be entered into by MI in respect of each Lease.

         1.38 "Little Lake Bryan Contract" shall mean that certain Sale and Purchase Agreement dated May 7, 1998, between LLBC, as seller therein, and MI and CNL American Properties Fund, Inc., a Maryland corporation, as buyer therein.

         1.39 "LLBC" shall mean The Little Lake Bryan Company, a Florida corporation, and the seller under the Little Lake Bryan Contract.

         1.40 "Mere Director" shall mean a Person who holds the office of director of a corporation and who, as such director, has the right to vote not more than twelve and one-half percent (12.5%) of the total voting rights on the board of directors of such corporation, and who represents or acts on behalf of a mere passive investor which neither (i) owns more than three percent (3%) of the total voting rights attributable to all shares or ownership interests of a Competitor, nor (ii) otherwise has the power to direct or cause the direction of the management or policies of a Competitor.

         1.41 "MI" shall mean Marriott International, Inc., a Delaware corporation, its successor or successors by merger or operation of law, and assignee or assignees to whom it has transferred all or substantially all of its hotel and related lodging assets and/or businesses and which assumes in writing Marriott International, Inc's. obligations under this Agreement.

         1.42 "Opening Date" shall mean, with respect to any Property, the date as of which all Improvements located at such Property, including, without limitation, all guest rooms and/or suites, shall be open for business to the public as a Courtyard by Marriott hotel, Fairfield Inn hotel, or Fairfield Suites hotel, as the case may be.

         1.43 "Outside Substantial Completion Date" shall mean, with respect of any Property, ninety (90) days prior to the Required Completion Date (as defined in the DCCRO encumbering such Property) inclusive of any extension of such date on account of force majeure or otherwise pursuant to the terms of the DCCRO encumbering such Property.

         1.44 "Owner Agreement" shall mean the Owner Agreement in the form of Schedule E hereto to be entered into by MI, Tenant and CHLP in respect of each Lease.

         1.45 "Ownership Interests" shall mean, with respect to any Owner, all of the outstanding interests in the Owner held by the member or members thereof as of the Closing of the sale and transfer thereof pursuant to this Agreement.

         1.46 "Permitted Encumbrances" shall mean, with respect to any Property:
(a) any and all matters affecting title to such Property as of the date the Owner of the Property acquired title thereto upon closing under the Little Lake Bryan Contract, including without limitation the Permitted Exceptions and Title Defects, as those terms are defined in the Little Lake Bryan Contract; (b) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations; (d) such other nonmonetary encumbrances which were granted by the Owner of the Property in order to facilitate, in Owner's reasonable discretion, the construction and operation of the Improvements on such Property or the other Properties; (e) any utility, drainage or other easements which are customary in connection with (or which reasonably serve) the Improvements to be developed on the Properties; (f) reciprocal easements and property owners' association documents entered into among the Owners in respect of the Properties and/or with CNL American Properties Fund, Inc., and its successors and assigns in respect of that portion of the Tract acquired by the Restaurant Parcel Owner; (g) the Leases; (h) UCC Financing Statements which would be permitted pursuant to the terms of Section 21.3(vi) of the Lease; and
(i) such other nonmonetary encumbrances with respect to such Property which are not objected to by the Purchaser in accordance with Sections 2.3 and 2.4.

         1.47 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

         1.48 "Plans and Specifications" shall mean, with respect to each Property, (i) the Design Development Plans, until such time as Final Plans exist with respect to such Property, and (ii) the Final Plans with respect to such Property which have been approved by LLBC under the terms of the Little Lake Bryan Contract and/or by Declarant under the terms of the DCCRO encumbering such Property, as such Final Plans may be amended from time to time in accordance with the terms of the Little Lake Bryan Contract, the CC&Rs and with the approval, as necessary, of governmental authorities having jurisdiction thereof and with the approval of Purchaser to the extent required under Section 2.7.

         1.49 "Property" shall mean any one of the Properties.

         1.50 "Properties" shall mean, collectively, all of the Assets relating to the Properties identified on Schedule A hereto, the legal descriptions of which are set forth in Schedules F-1 through F-3 hereto.

         1.51 "Proprietary Information" shall have the meaning given such term in the Lease.

         1.52 "Purchaser" shall mean CHLP and its permitted successors and assigns.

         1.53 "Real Property" shall mean, in respect to any Property, the real property described in the applicable Schedule F-1 through F-3 to this Agreement, together with all easements, rights of way, privileges, licenses and appurtenances which the Owner of such Property may now own or hereafter acquire with respect thereto, less any portion or portions thereof taken by way of an Immaterial Taking.

         1.54 "Reserve" shall have the meaning given such term in the Lease.

         1.55 "Seller" shall mean MI and its permitted successors and assigns hereunder and its wholly-owned subsidiaries, direct or indirect, if any, who are, together, the owners of all of the Ownership Interests in the Owners, jointly and severally.

         1.56 "Standard Owner Agreement" shall mean the Standard Owner Agreement in the form of Schedule G hereto.

         1.57 "Stock Pledge" shall mean, in respect of each Property, the Stock Pledge Agreement in the form of Schedule H hereto to be entered into by MI, or its affiliates, owning all of the outstanding stock of Tenant, as pledgor, and the Owner of such Property, as pledgee, as further security for the performance of Tenant's obligations under the Lease for such Property.

         1.58 "Substantial Completion" shall mean, with respect to any Property, substantial completion of the Improvements on such Property, including, without limitation, substantial completion of a hotel of the applicable brand set forth on Schedule A hereto, in conformance, in all material respects, with the Plans and Specifications therefor (other than so-called "punch-list" items as do not individually or in the aggregate substantially impair the use of such Property for its intended use).

         1.59 "Surveyor" shall mean Bowyer Singleton & Associates, Incorporated or if such surveyor is subsequently replaced by another surveyor, then such replacement.

         1.60 "Systems Standards Manual" shall mean the Systems Standards Manual (or successor thereto) attached hereto at Schedule Q, setting forth the standards and requirements for the construction, renovation and operation of hotels within the applicable brand (i.e., Fairfield Inn, Fairfield Suites and Courtyard by Marriott) of hotel to be constructed and operated on the applicable Property. Until such time as the Fairfield Suites brand shall contain at least fifty (50) hotels and such hotels are governed by a separate Systems Standards Manual, the Systems Standards Manual applicable to the Fairfield Inn hotel shall be applicable to the Fairfield Suites hotel.

         1.61 "Tenant" shall mean a wholly-owned, directly or indirectly, subsidiary of MI.

         1.62  "Title  Commitments"  shall have the  meaning  given such term in
Section 2.3.

         1.63 "Title Company" shall mean First American Title Insurance Company or such other title insurance company as shall have been approved by the Purchaser and the Seller.

         1.64 "Title Insurance Policies" shall have the meaning given such term in Section 2.3.

         SECTION 2.  PURCHASE-SALE; DILIGENCE.

         2.1 Purchase-Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Seller and the Seller hereby agrees to sell to the Purchaser, all of the Ownership Interests of each Owner for the respective Allocable Purchase Prices relating thereto, subject to and in accordance with the terms and conditions of this Agreement.

         2.2 Diligence Inspections. Purchaser has approved (or is deemed to have approved for purposes of this Agreement) the Properties in their "as is, where is" condition as of the date of closing under the Little Lake Bryan Contract. In respect to the Improvements to be developed on the Properties by the Owners, the Seller shall permit (or cause each Owner to permit) the Purchaser and its representatives to inspect the Improvements at appropriate stages of completion at such reasonable times as the Purchaser or its representatives may request by reasonable prior notice to the Seller. During any such inspection, the Purchaser and its representatives shall minimize any resulting interference with ongoing construction at the Properties or the operation of the Properties as a hotel. To the extent that, in connection with such investigations, the Purchaser, its agents, representatives or contractors, damages or disturbs any of the Assets, the Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Seller and each Owner from and against any and all expense, loss or damage (including, without limitation, reasonable attorneys' fees) which the Seller and/or any Owner may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in connection with any such inspections, other than any expense, loss or damage arising from any act or omission of the Seller or such Owner. The foregoing indemnification agreement shall survive the termination of this Agreement and the Closings hereunder.

         2.3 Title Matters. Purchaser has approved (or is hereby deemed to have approved) the state of title to the Properties and all exceptions thereto reflected (or to be reflected) in the policies of owner's title insurance ("Title Insurance Policies") issued to the Owners in respect of the Properties at closing under the Little Lake Bryan Contract. The Title Company has delivered to the Purchaser and the Seller a preliminary written commitment for (a) the periodic issuance of interim date-down endorsements and a final date-down endorsement to each of the Title Insurance Policies, a copy of which commitment is attached hereto as Schedule I-1 (the "Date-Down Endorsement Commitment"), and
(b) for the issuance of a Leasehold Owner's Title Insurance Policy for each of the Properties naming Tenant as the insured, a copy of which commitment is attached hereto as Schedule I-2 (the "Leasehold Policy Commitment") (the Date-Down Endorsement Commitment and Leasehold Policy Commitment herein, collectively, the "Title Commitments"). Purchaser has approved the Date-Down Endorsement Commitment and the form of the date-down endorsement provided for therein for purposes of this Agreement. MI has approved the Leasehold Policy Commitment and the form of the leasehold policy provided for therein on behalf of the Tenant.

         In the event that any Owner decides to encumber a Property with an additional document, instrument or other matter for which the Declarant's approval is required under the DCCRO, Seller (or such Owner) shall give Purchaser notice thereof together with a copy of the document, instrument or other matter to be placed of record against the Property ("Additional Exception"). Within five (5) Business Days after receipt of a notice of any Additional Exception with respect to any Property, the Purchaser shall give the Seller notice of its approval or disapproval thereof. Purchaser shall not withhold its approval of any such Additional Exception which would be a Permitted Encumbrance specified in clauses (a) through (h), inclusive, of
Section 1.45, and shall not unreasonably withhold, delay or condition its approval of any other Additional Exception. If Purchaser fails to respond within said five (5) Business Day period, Purchaser shall be deemed to have approved such Additional Exception. If Purchaser unreasonably disapproves of any Additional Exception, Seller shall be excused from performing any term or condition (or any portion or aspect of a term or condition) of this Agreement which Seller is unable or unwilling to perform as a result of its inability to enter into and/or record such Additional Exception.

         In the event that an encumbrance is placed on any Property (other than a monetary encumbrance, which Seller shall pay, provided such encumbrance does not exceed $250,000) as a result of judicial action taken by a local, state, or Federal governmental entity with respect to violation of any state or Federal environmental laws not caused by, authorized or acquiesced to by Seller, the Purchaser's sole remedy shall be (A) to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $140,000 (and if, with respect to all Properties except for the affected Property, either (i) Closing has occurred, or
(ii) the contemplated Closing will not occur as a result of Purchaser's election to terminate this Agreement pursuant to Sections 2.3, 2.4, 2.5, 2.7(d), 8.4 or
10.1 of this Agreement, then the Deposit shall be refunded to Purchaser) or (B) to consummate the transactions contemplated hereby, notwithstanding such encumbrance, without any abatement or reduction in the Allocable Purchase Price for the Ownership Interests in the Owner of the affected Property on account thereof.

         2.4 Survey. Purchaser has approved (i) the survey ("Existing Survey") of the Properties and all matters shown thereon, prepared by Surveyor dated November 14, 1995 and last certified on August 5, 1998, and (ii) that certain plat of the Properties, also prepared by the Surveyor, dated August 7, 1998 and marked as provided for "informational purposes," showing the lot lines thereof based on the Preliminary Subdivision Plat. Prior to the Closing in respect of the Owner of each Property, Seller shall cause the Existing Survey to be revised by the Surveyor for the Property owned by such Owner so as to locate all Improvements thereon ("Building Location Survey") and to be recertified as of a date no earlier than sixty (60) days prior to the Closing Date. Seller shall use commercially reasonable efforts to have the Surveyor's Certificate conform to the form of certificate contained in Schedule J hereto and to ensure that the Building Location Survey meets the survey requirements set forth in such Schedule J. A copy of the Building Location Survey shall be furnished by Seller to Purchaser when received by Seller.

         Within fifteen (15) Business Days after receipt of the Building Location Survey with respect to any Property, the Purchaser shall give the Seller notice of any matters shown thereon (other than the Permitted Encumbrances and any matters shown on the Existing Survey for such Property) which adversely affect such Property in any material respect, for which Purchaser is unable to obtain affirmative insurance at no cost, and as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to remedy the objectionable matters or pay for the cost to obtain affirmative insurance over the objectionable matter, the Seller shall give the Purchaser prompt notice thereof; it being understood and agreed that the failure of the Seller to give such notice within fifteen (15) Business Days after Seller's receipt of the Purchaser's notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unable or unwilling to remove (or pay the cost of insuring over same) any survey defect to which the Purchaser has reasonably objected, the Purchaser may elect (A) to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $140,000 (and if, with respect to all Properties except for the affected Property, either (i) Closing has occurred, or (ii) the contemplated Closing will not occur as a result of Purchaser's election to terminate this Agreement pursuant to Sections 2.3, 2.4, 2.5, 2.7(d), 8.4 or 10.1 of this Agreement, then the Deposit shall be refunded to Purchaser) or (B) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Allocable Purchase Price for the Ownership Interests in the Owner of the affected Property on account thereof. The Purchaser shall make any such election by written notice to the Seller given on or prior to the fifth (5th) Business Day after the earlier of (x) Purchaser's receipt of the Seller's notice of its inability or unwillingness to cure (or pay the cost of insuring over) such defect and (y) the expiration of the 15-Business Day period within which Seller is required to respond to Purchaser's notice of objection, time being of the essence with respect to the giving of such notice. Failure of the Purchaser to give such notice within the time prescribed in the preceding sentence shall be deemed an election by the Purchaser to proceed in accordance with clause (B) above.

         2.5 Environmental Reports. Purchaser has approved and accepts the environmental condition of the Properties as existing on the date of closing under the Little Lake Bryan Contract and as reflected in those certain Phase I environmental reports in respect of the Properties prepared by Evans Environmental and Geosciences ("Environmental Engineer") and dated July 1, 1998 ("Environmental Reports"). At the written election of Purchaser, made no later than twenty (20) days prior to the Closing Date for the acquisition of the Ownership Interests of the Owner of a given Property, the Seller and Purchaser shall order, with respect to such Property, an update of the Environmental Reports (the "Updated Environmental Reports").

         Within five (5) Business Days after receipt of an Updated Environmental Report with respect to any Property, the Purchaser shall give the Seller notice of any matters therein as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to cause such matters to be remedied to the reasonable satisfaction of the Purchaser, the Seller shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Seller to give such notice within five (5) Business Days after receipt of the Purchaser's notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unwilling or unable to remedy any matters to which the Purchaser has reasonably objected, the Purchaser may elect (A) to terminate this Agreement with respect to the acquisition of the Ownership Interests in the Owner of the affected Property, in which event, this Agreement shall be of no further force and effect with respect to such acquisition and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $140,000 (and if, with respect to all Properties except for the affected Property, either (i) Closing has occurred, or (ii) the contemplated Closing will not occur as a result of Purchaser's election to terminate this Agreement pursuant to Sections 2.3, 2.4, 2.5, 2.7(d), 8.4 or 10.1 of this Agreement, then the Deposit shall be refunded to Purchaser) or (B) to consummate the acquisition of the Ownership Interests in the Owner of the affected Property, notwithstanding such defect, without any abatement or reduction in the Allocable Purchase Price for the Ownership Interests in the Owner of the affected Property on account thereof. The Purchaser shall make any such election by written notice to the Seller given on or prior to the fifth
(5th) Business Day after the earlier of (x) Purchaser's receipt of Seller's notice of its inability or unwillingness to cure such defect and (y) the expiration of the 5-Business Day period within which Seller was to have responded to Purchaser's notice of objection. Failure of the Purchaser to give such notice within the time prescribed by the preceding sentence shall be deemed an election by the Purchaser to proceed in accordance with clause (B) above.

         2.6 Immaterial Taking. If prior to the Closing of the purchase of the Ownership Interests in the Owner of a Property, such Property is the subject of a condemnation which does not, in Seller's reasonable opinion, affect any material part of the Improvements and does not materially adversely affect access to the Improvements or compliance with applicable zoning or building requirements, including parking (an "Immaterial Taking"), Seller will provide written notice of such Immaterial Taking to Purchaser and this Agreement will remain in full force and effect in respect of the purchase and sale of the Ownership Interests of the Owner of such Property, but with an abatement of the Allocable Purchase Price for such Ownership Interests equal to the amount of the award paid to Seller on account of such taking, less the amount of Seller's costs and expenses, including reasonable attorneys' fees and expenses, in establishing and collecting such award.

         2.7 Changes to Plans and Specifications. Purchaser shall have the following rights in respect of changes to the Plans and Specifications for the Improvements to be constructed on a Property:

                  (a) During the period beginning on the date that LLBC approves the Design Development Plans pursuant to the Little Lake Bryan Contract, and ending on the later of (x) the date the Final Plans are approved by LLBC, Declarant and Orange County, Florida ("Final Plans Approval Date") and (y) the date the general contract ("General Contract") for the construction of such Improvements is entered into ("Contract Date"), the Purchaser shall have the right to approve (i) any change in the Plans and Specifications which would effect a material change in the structural system of the Improvements other than as described in the Outline of Structural Systems attached hereto as Schedule K, and (ii) any change in the Plans and Specification which results in the reduction of a standard provided for in the Systems Standards Manual applicable to such Improvements, such approval not to be unreasonably withheld by Purchaser. Any change to the Plans and Specification required by Orange County, Florida (or any other governmental authority having jurisdiction) or by LLBC or Declarant under the CC&Rs or Little Lake Bryan Contract, shall be deemed approved by Purchaser.

                  (b) During the period beginning on the later of (x) the Final Plans Approval Date and (y) the Contract Date, Seller will not enter into a change order to the General Contract without first receiving Purchaser's approval (such approval not to be unreasonably withheld) where such change order would (i) effect a material change in the structural system of the Improvements other than as described in the Outline of Structural Systems attached hereto as Schedule K, or (ii) effect a change which would decrease the cost of the Improvements by Fifty Thousand Dollars ($50,000.00) or more and result in a reduction of a standard provided for in the Systems Standards Manual applicable to such Improvements.

                  (c) Seller shall provide to Purchaser a copy of any change order to the General Contract which effects a change in the amount of One Hundred Thousand Dollars ($100,000.00) or more. Such copies will be for informational purposes only; Purchaser will not have the right to approve or disapprove changes in the Plans and Specifications except to the extent provided for in Section 2.7(a) and Section 2.7(b) above.

                  (d) In the event that Seller materially deviates from the Plans and Specifications as to any Property (and such deviation (x) resulted in a material change in the structural system of the Improvements to such Property other than as described in the Outline of Structural Systems attached hereto as Schedule K, or (y) resulted in a change which decreased the cost of the Improvements by Fifty Thousand Dollars ($50,000.00) or more and resulted in a reduction of a standard or standards provided for in the Systems Standards Manual applicable to such Improvements), Seller may, but is not obligated, to remedy such deviations. If Seller elects not to remedy the deviations, Purchaser's sole remedy shall be (A) to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $140,000 (and if, with respect to all Properties except for the affected Property, either (i) Closing has occurred, or
(ii) the contemplated Closing will not occur as a result of Purchaser's election to terminate this Agreement pursuant to Sections 2.3, 2.4, 2.5, 2.7(d), 8.4 or
10.1 of this Agreement, then the Deposit shall be refunded to Purchaser) or (B) to consummate the transactions contemplated hereby, notwithstanding such deviation, with an abatement in the Allocable Purchase Price for the Ownership Interests in the Owner of the affected Property equal to the amount of the cost reduction resulting from such deviation, such abatement not to exceed $500,000.

         SECTION 3.  PURCHASE AND SALE.

         3.1 Closing. (a) The purchase and sale of the Ownership Interests of each of the Owners shall be consummated at one or more closings (each, a "Closing") to be held at the offices of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., 215 North Eola Drive, Orlando, Florida, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m. local time, the Closing with respect to any Property to occur on a date (each, a "Closing Date") designated by Seller in a written notice ("Closing Notice") from Seller to Purchaser stating that Substantial Completion and the Opening Date have occurred with respect to such Property. Such Closing Date shall not be less than thirty
(30) days nor more than forty-five (45) days after the Closing Notice, or such later date as of which all conditions precedent to the Closing herein set forth with respect to the applicable Property have either been satisfied or waived by the party in whose favor such conditions run. In the event that Closing with respect to a given Property shall not have occurred within ninety (90) days after its Outside Substantial Completion Date, either party (provided such party shall not be in default hereunder), shall have the right, by the giving of written notice to the other, to terminate this Agreement with respect to the Ownership Interests of the Owner of such Property.

         3.2 Purchaser's  Option to Accelerate  Closings.  (a) In the event that
(i) the Improvements to be developed on any Property as contemplated by this Agreement are not Substantially Completed by the Outside Substantial Completion Date for such Property or (ii) (1) Declarant provides a notice of abandonment to Seller pursuant to Section 9.1.1(a) of the DCCRO (the "Abandonment Notice"), such Abandonment Notice to be promptly forwarded by Seller to Purchaser, (2) Seller fails to cure within thirty (30) days after receipt of the Abandonment Notice, and (3) Seller has not received a notice of intent to repurchase from Declarant pursuant to Section 9.3.1 of the DCCRO (the "Repurchase Notice") within ninety (90) days after receipt of the Abandonment Notice, then Purchaser shall have the right and option to accelerate the Closing ("Accelerated Closing") on the sale and transfer of the Ownership Interests of the Owner of such Property ("Accelerated Closing Property") for which such Improvements have not been so completed or for which Seller received an Abandonment Notice, by giving written notice of its election to accelerate ("Acceleration Notice") to Seller and Tenant within thirty (30) days following the Outside Substantial Completion Date or one hundred twenty (120) days after the date of Purchaser's receipt from Seller of a copy of an Abandonment Notice, as the case may be, time being of the essence in the giving of such notice. Notwithstanding the foregoing, in the event Seller has cured prior to receipt of the Repurchase Notice, Purchaser shall not be entitled to an Accelerated Closing. The Acceleration Notice shall specify (A) a date for closing pursuant to this
Section 3.2 ("Accelerated Closing Date") which shall be no sooner than forty-five (45) days nor more than eighty-five (85) days after the date of the Acceleration Notice and (B) the amount of Minimum Rent (as defined in the Lease) which shall apply to the Lease. In the event Purchaser makes such election, closing on the purchase and sale of the Ownership Interests of the Owner of the Accelerated Closing Property shall take place on the Accelerated Closing Date on the same terms and conditions, and for the same price, as payable by Declarant for the Accelerated Closing Property pursuant to Declarant's repurchase right arising as a result of Owner's failure to complete the "Required Improvements" for such Property pursuant to Article 9 of the DCCRO.

                  (b) In the event that Purchaser elects to accelerate the closing of the purchase of the Ownership Interests of any Owner pursuant to the provisions of this Section 3.2, Tenant shall have the option to lease ("Option to Lease") the Property of such Owner upon Substantial Completion of the Improvements thereon upon the same terms and provisions as contained in the Lease for such Property to be entered into pursuant to this Agreement, provided that the Minimum Rent which shall apply to such Lease shall be the Minimum Rent specified in the Acceleration Notice. Tenant shall give written notice ("Exercise Notice") to Purchaser of its intent to exercise its Option to Lease within thirty (30) days following its receipt of the Acceleration Notice. If Tenant does give an Exercise Notice, then CNL and MI will, upon execution and delivery of the Lease (upon the parties agreement on the Minimum Rent to be paid) also enter into and deliver (or cause to be entered into and delivered) the Limited Rent Guaranty, Guaranty of Landlord's Obligation, Owner Agreement, Franchise Agreement and the Stock Pledge Agreement, contemplated to be executed and delivered at Closing hereunder. If Tenant does not give an Exercise Notice with respect to such Property, MI and Owner's operator shall enter into a Franchise Agreement in substantially the form of the Franchise Agreement attached hereto at either Schedule O-1, O-2, or O-3, whichever applies for the subject Property (upon the same terms as contemplated in this Agreement, except that the term of the Franchise Agreement shall be for 15 years, with no extensions), it being understood that MI reserves the right to modify the name of the franchised System without the consent of Purchaser; provided, however, that MI's obligation to enter into such Franchise Agreement is subject to the Property, the owner of the Property and the operator of such Property satisfying MI's franchise criteria applicable at such time, completion of the Improvements in accordance with the Plans and Specifications, and the payment of applicable franchise applications fees. In connection with the execution of such Franchise Agreement, MI, the operator of the Property (i.e., the franchisee) and CHLP shall enter into MI's Standard Owner Agreement in the form attached hereto at Schedule G.

                  (c) If Purchaser fails to give timely an Acceleration Notice pursuant to this Section 3.2, then Seller shall be entitled to terminate pursuant to Section 3.5.

         3.3 Purchase Price. At each Closing, the Allocable Purchase Price for the Ownership Interests in the Owner of each Property being purchased shall be payable by wire transfer of immediately available funds on the applicable Closing Date to an account or accounts to be designated by the Seller prior to such Closing, subject to any adjustments and apportionments made pursuant to
Section 9.1 of this Agreement.

         3.4 Seller's Determination of Purchase Price. At least ninety (90) days prior to the Closing Date for the acquisition of the Ownership Interests in the Owner of a Property, Seller shall provide written notice to Purchaser of the Allocable Purchase Price for such acquisition. With respect to each Property, the "Individual Maximum Purchase Price" shall mean the Minimum Purchase Price plus the maximum Price Adjustment allowable for each Property as set forth at Schedule A attached hereto; provided that the Allocable Purchase Price for the Ownership Interests in all of the Owners shall not exceed One Hundred Million Dollars ($100,000,000) (the "Aggregate Maximum Purchase Price").

         3.4A     Change in Number of Rooms.

                  (a) In connection with Seller's determination of the Allocable Purchase Price for the Closings of the purchase and sale of the Ownership Interests in the Owners of the Properties, if the number of guest rooms within the Improvements constructed on any individual Owner's Property (the "Actual Guest Rooms"), is more or less than the number of guest rooms projected to be constructed within the Improvements for such Property as set forth at Schedule A ("Projected Guest Rooms"), then the Individual Maximum Purchase Price applicable in determining the Allocable Purchase Price for such purchase and sale of Ownership Interests in such Owner shall be subject to adjustment as follows:

                           (i) If the  number of Actual  Guest  Rooms is between
ninety-seven percent (97%) and one hundred three percent (103%) of the number of Projected Guest Rooms, then there will be no adjustment to the Individual Maximum Purchase Price; and

                           (ii) If the number of Actual Guest Rooms is less than
ninety-seven percent (97%) of the number of Projected Guest Rooms or more than one hundred three percent (103%) of the number of Projected Guest Rooms, then the Individual Maximum Purchase Price will be adjusted (upward if the number of Actual Guest Rooms exceeds the number of Projected Guest Rooms, and downward, if the number of Actual Guest Rooms is less than the number of Projected Guest Rooms) by the product obtained by multiplying (x) the Individual Maximum Purchase Price by (y) a fraction, the numerator of which is the difference between the number of Actual Guest Rooms as compared to the number of Projected Guest Rooms, less three percent (3%) of the number of Projected Guest Rooms (rounded to the nearest whole number), and the denominator of which is the number of Projected Guest Rooms.

                  (b) In addition, if the aggregate number of Actual Guest Rooms for all Properties is less than the aggregate number of Projected Guest Rooms for all Properties, then the Aggregate Maximum Purchase Price shall be subject to adjustment as follows:

                           (i) If the aggregate number of Actual Guest Rooms for
all Properties is between ninety-seven percent (97%) and one hundred percent (100%) of the aggregate number of Projected Guest Rooms for all Properties, then there will be no adjustment to the Aggregate Maximum Purchase Price; and

                           (ii) If the  aggregate  number of Actual  Guest Rooms
for all Properties is less than ninety-seven percent (97%) of the aggregate number of Projected Guest Rooms for all Properties, then the Aggregate Maximum Purchase Price shall be decreased by the product obtained by multiplying (x) the Aggregate Maximum Purchase Price by (y) a fraction, the numerator of which is the decrease in the aggregate number of Actual Guest Rooms for all Properties from the aggregate number of Projected Guest Rooms for all Properties, less three percent (3%) of the aggregate number of Projected Guest Rooms for all Properties (rounded to the nearest whole number), and the denominator of which is the aggregate number of Projected Guest Rooms for all Properties.

                  (c) This calculation shall be performed prior to the first Closing in order to account for adjustments, if any, in the Individual Maximum Purchase Price applicable to Seller's determination of the Allocable Purchase Price for the Ownership Interests to be acquired at all Closings.

                  (d) For example, if the Ownership Interests being acquired relate to the Fairfield Inn, for which three hundred eighty-nine (389) guest rooms were projected to be constructed, but only three hundred eighty-six (386) guest rooms are actually constructed (a decrease of less than one percent), because the increase is less than three percent (3%), the Individual Maximum Purchase Price would remain unchanged at $29,000,000.

         If the purchase of the Ownership Interests in the Owner of the Improvements relate to the Courtyard by Marriott where the projected number of guest rooms is three hundred thirteen (313), but three hundred twenty-five (325) guest rooms are actually constructed (an increase of four percent (4%)), the Individual Maximum Purchase Price applicable to such Closing will be calculated as follows:

         The increase in excess of three percent (3%) is three (3).

                  $35,000,000 x 3/313 = $335,463

         Accordingly, the adjusted Individual Maximum Purchase Price for the Courtyard in this example is $35,335,463.

         If the purchase of the Ownership Interests in the Owner of the Improvements relate to the Fairfield Suites where the projected number of guest rooms is three hundred ninety-eight (398), but three hundred forty five (345) guest rooms are actually constructed (a decrease of more than thirteen percent (13%)), the Individual Maximum Purchase Price applicable to such Closing will be calculated as follows:

         The decrease in excess of three percent (3%) is forty-one (41).

                  $38,000,000 x 41/398 = $3,914,573

         Accordingly, the adjusted Individual Maximum Purchase Price for the Courtyard in this example is $34,085,427.

         In this example, the number of Actual Guest Rooms for all Properties is one thousand fifty-six (1,056)(a decrease of four percent (4%)). The decrease in excess of three percent (3%) is eleven (11).

                  $100,000,000 x 11/1100 = $1,000,000

         Accordingly,   the  adjusted   Aggregate   Maximum  Purchase  Price  is
$99,000,000.

         3.5 Seller's Option to Terminate. In addition to any other right of Seller to terminate provided for elsewhere in this Agreement, (a) Seller shall be entitled to terminate this Agreement and its and/or Tenant's obligations hereunder and any obligations under any other transactions contemplated herein or thereby (and such termination shall not constitute a default under any of the related transactions or documents contemplated thereby, including, without limitation, this Agreement) by written notice to Purchaser at any time prior to completion of all Closings contemplated hereby, if: (i) Purchaser fails to deliver the Deposit(s) and/or Letter(s) of Credit within the times required by this Agreement; (ii) in the event that Seller, for any reason, elects not to purchase the Properties under the Little Lake Bryan Contract; or (iii) in the event CNL American Properties Fund, Inc., for any reason, elects not to purchase the remainder of the property (i.e., other than the Properties) to be purchased under the Little Lake Bryan Contract; and (b) Seller shall be entitled to terminate its obligations to sell the Ownership Interests of the Owner of any Property, and its and/or Tenant's obligation to lease such Property and any other transaction contemplated herein (and such termination shall not constitute a default under any of the related transactions or documents contemplated thereby, including this Agreement), if: (i) Seller elects, in its sole and unfettered discretion, not to commence or complete development of such Property as a hotel as contemplated by this Agreement (provided, however, Purchaser's right to accelerate the Closing of the purchase and sale of the Ownership Interests in the Owner of such Property pursuant to Section 3.2 shall not be affected by such election); or (ii) if the Declarant repurchases such Property pursuant to any right or rights to do so under the terms of the DOR and/or DCCRO.

         3.6 Competitor. In the event that any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or a series of transactions, of any interest in Purchaser or any Person having an interest in Purchaser, directly or indirectly, results, directly or indirectly, in a Competitor owning a Controlling Interest in Purchaser, Seller shall have the right, but not the obligation, to terminate this Agreement with respect to any one or more of the Closings which have not yet occurred (and such termination shall not constitute a default under any of the related transactions or documents contemplated thereby, including this Agreement), and, solely with respect to this Secton 3.6, Purchaser shall be entitled to either (a) a refund of the entire Deposit if Seller elects to terminate all Closings which have not yet occurred, or (b) a refund of a pro rata share of the Deposit (such share to be calculated based on the Minimum Purchase Price for each of the Properties for which Seller has terminated this Agreement, as compared to the total of the Minimum Purchase Price for all Properties for which Closings have not yet occurred), if Seller elects to terminate fewer than all of the Closings which have not yet occurred.

         SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

         The obligation of the Purchaser to acquire the Ownership Interests of each of the Owners on the applicable Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent on and as of such Closing Date:

         4.1 Closing Documents. The Seller shall have delivered to the Purchaser with respect to the applicable Owner:

         (a) A warranty assignment and assumption of the Ownership Interests in the applicable Owner, duly executed by the Seller, transferring, assigning and warranting to Purchaser all right, title and interest of Seller therein, free from all liens, encumbrances, security interests, options and adverse claims of any kind or character;

         (b) To the extent the same are in the Seller's or the applicable Owner's (or their agents) possession, original, fully executed copies of all agreements constituting Assets;

         (c) The Lease for the Property owned by the applicable Owner duly executed by Tenant;

         (d) The Limited Rent Guaranty duly executed by MI;

         (e) The Stock Pledge duly executed by the owner(s) of all of the outstanding stock in Tenant (or, at any Closing occurring after the first Closing, a written certification and acknowledgment by such owner(s) that the Stock Pledge continues in force and effect in accordance with its terms);

         (f) A copy of the fully executed Franchise Agreement with respect to the applicable Property ;

         (g) The Owner Agreement duly executed by MI;

         (h) A copy of the final certificate of occupancy for the applicable Property;

         (i) An architect's certificate in respect of the Improvements to the applicable Property in the form attached hereto as Schedule L;

         (j) An engineer's certificate in respect of the Improvements to the applicable Property in the form attached hereto as Schedule M;

         (k) Certified copies of applicable resolutions and certificates of incumbency with respect to the Seller, the applicable Owner, Tenant, the guarantor under the Limited Rent Guaranty and such other persons as the Purchaser may reasonably require;

         (l) An estoppel certificate by Declarant in respect of the DOR in the form of Exhibit "E" thereto, the DCCRO, in the form of Exhibit "E" thereto, and in the form described in Section 15.15 of the Master Declaration;

         (m) A certificate of a duly authorized officer of MI and Seller confirming the continued truth and accuracy of the representations and warranties of the Seller in this Agreement (subject to such changes as Seller has given notice of to Purchaser pursuant to Section 6 and subject to Section 4.2(b));

         (n) The Building Location Survey;

         (o) The "As-Built" Drawings;

         (p) The Permits;

         (q) The Contracts;

         (r) Copies of any and all warranties and guarantees pertaining to the Improvements, specifically including the manufacturers roof membrane warranty issued with respect to the buildings comprising the Improvements, and warranties and guarantees with respect to other aspects of the Improvements;

         (s) Insurance certificates to be provided by Tenant pursuant to the Lease;

         (t) The FF&E Schedule;

         (u) Copies of Owner's operating and income statements for the then current fiscal year (and for any previous fiscal year in which Owner conducted business and for which income tax returns have not been prepared and filed);

         (v) An Owner's affidavit in the usual and customary form of the Title Company for the purpose of satisfying any request for the same in the applicable Title Commitment;

         (w) Any duly executed amendment of the Articles of Formation of the applicable Owner;

         (x) A settlement statement;

         (y) A copy of the construction contract, any required bonds, the most recent partial waivers of liens received from the general contractor reflecting all sums paid to date, and a certificate of substantial completion substantially in the form set forth in AIA Form G704; and

         (z) Such other documents, certificates, and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

         4.2 Condition of Applicable Property

         (a) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the applicable Property;

         (b) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the applicable Property shall be in full force and effect; however, in the event that Seller fails to obtain any such licenses, permits or other authorizations and discloses same to Purchaser, Purchaser may, but shall not be required to, waive Seller's compliance with
Section 6.16 of this Agreement and proceed with Closing; and

         (c) The Purchaser shall have received an architect's certificate in the form of Schedule L executed by the Architect and an engineer's certificate in the form of Schedule M, executed by the Engineer in respect of the applicable Property.

         4.3 Title Policies and Surveys.

         (a) The Title Company shall be prepared, subject only to payment of the applicable premium and delivery of all conveyance documents, to issue its final date-down endorsement to the Title Insurance Policy with respect to the applicable Property, in accordance with Section 2.3.

         (b) The Purchaser shall have received the Building Location Survey with respect to the applicable Property, in accordance with Section 2.4.

         4.4 Opinions of Counsel. The Purchaser shall have received a written opinion from counsel to the Seller (which may be its in-house counsel), in form and substance reasonably satisfactory to the Purchaser and its counsel, regarding the organization, good standing and/or authority of the Seller, the Owner, the Tenant, and the guarantor under the Limited Rent Guaranty and the enforceability of this Agreement, the Lease in respect of the applicable Property, the Limited Rent Guaranty and the Stock Pledge and such other matters with respect to the transactions contemplated by this Agreement as the Purchaser may reasonably require.

         4.5 FF&E Schedule. No later than twenty (20) days prior to Closing of the purchase of the Ownership Interests in any Owner, Seller shall provide to Purchaser a schedule (the "FF&E Schedule") of all FF&E at the Property (other than the FF&E listed in the Plans and Specifications) owned by such Owner and which FF&E is owned by the Owner of such Property and intended to be part of the Assets to be owned by Owner upon and following such Closing. Upon reasonable prior notice to Seller, Purchaser shall be entitled to inspect the FF&E at the Property prior to Closing in order to confirm and verify the FF&E Schedule.

         4.6 Other.

              (a) The  representations and warranties of the Seller set forth in
Section 6 hereof (as the same may have been changed by notice from Seller as provided therein) shall be true, correct and complete in all material respects on and as of the Closing Date;

              (b) No Act of Bankruptcy on the part of the Seller, the applicable Owner or Tenant shall have occurred and remain outstanding as of the Closing Date;

              (c) The Seller shall be the sole owner of good title to the Ownership Interests of the applicable Owner free and clear of all liens, encumbrances, restrictions, conditions and agreements (other than this Agreement);

              (d) The Seller shall not have amended or allowed to be amended, and hereby covenants not to amend or allow the amendment of, the organizational documents of the applicable Owner without Purchaser's express prior written consent;

              (e) There shall be no unsatisfied state or federal tax liens against or affecting the applicable Owner, or any tax audit of the applicable Owner in process, which could result in a lien against such Owner's Property or the Ownership Interests in such Owner; and

              (f) There shall be no outstanding, unsettled claim against the applicable Owner arising under any insurance policies in respect of such Owner or such Owner's Property.

         SECTION 5.  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

         The obligation of the Seller to assign and transfer to the Purchaser the Ownership Interests in the Owner of each of the Properties on the applicable Closing Date is subject to the satisfaction or waiver of the following conditions precedent on and as of such Closing Date:

         5.1 Purchase Price. The Purchaser shall deliver to the Seller the Allocable Purchase Price of the applicable Property as provided in Section 3.3.

         5.2  Closing  Documents.  The  Purchaser  shall have  delivered  to the
Seller:

              (a) Duly executed and acknowledged counterparts of the documents described in Subsections 4.1 (a), (c), (d), (e), (g) and (x);

              (b) The Guaranty of Landlord's Obligations duly executed by the Guarantors;

              (c) A certificate  of a duly  authorized  officer of the Purchaser
confirming  the  continued  truth  and  accuracy  of  the   representations  and
warranties of the Purchaser in this Agreement;

              (d) Certified copies of applicable resolutions and certificates of incumbency with respect to the Purchaser, each of the Guarantors, and such other persons as the Seller or the Tenant may reasonably require; and

              (e) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

         5.3 Opinions of Counsel. (i) The Seller shall have received a written opinion from Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Purchaser, in form and substance reasonably satisfactory to Seller and its counsel, regarding the organization, good standing and authority of the Purchaser, the enforceability of this Agreement and such other matters with respect to the transactions contemplated by this Agreement as the Seller may reasonably require, and (ii) the Tenant shall have received a written opinion from Hunton and Williams, counsel to the Purchaser, in form and substance reasonably satisfactory to Tenant and its counsel, regarding the organization, good standing and authority of each of the Guarantors and the enforceability of the Lease, the Owner Agreement, the Guaranty of Landlord's obligations and such other matters with respect to the transactions contemplated by this Agreement as MI or Tenant may reasonably require.

         SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLER.

         To induce the Purchaser to enter into this Agreement, the Seller, the Owner and, if Seller is other than MI, MI, represents and warrants to the Purchaser as follows:

         6.1 Status and Authority of the Seller. The Seller (if other than MI) is, or will be at or before Closing, a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Seller has, or will have at or before Closing, duly qualified to transact business and is in good standing in the State of Florida.

         6.2 Status and Authority of MI. MI is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. MI has duly qualified to transact business and is in good standing in the State of Florida.

         6.3 Status and Authority of Owner. Each Owner is, or will be at Closing, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business and in good standing under the laws of the State of Florida.

         6.4 Status and Authority of Tenant. Tenant is, or will be at Closing, a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business and in good standing under the laws of the State of Florida.

         6.5 Owners' Organizational Documents. Owners' organizational documents provided (or to be provided) by Seller to Purchaser prior to Closing are true and complete copies thereof and of all amendments and modifications with respect thereto and there are no other agreements between or among the members of any Owner in respect of such organizational documents.

         6.6 Assets and Liabilities of Owners. The sole assets and liabilities of each Owner are, or will be at Closing, the Assets and the Lease relating to the Property owned by such Owner, except income earned and expenses incurred in the ordinary course of business by the Owner, if any, subsequent to the opening of the hotel comprising a part of the Improvements, if any, developed on the Owner's Property in accordance with this Agreement, which income and expenses shall be disclosed by Seller at the Closing relating to such Property and an appropriate adjustment, if any is required, shall be made at such Closing.

         6.7 Ownership of Owners. The Seller is, or will be at Closing, the sole member of each Owner and owns, or will own at Closing, 100% of the Ownership Interests in each Owner, free and clear of all liens, security interests, assignments, options and adverse claims to title of any kind or character, and such Ownership Interests are not the subject of any agreement (other than this Agreement) providing for the sale and transfer thereof.

         6.8 No Employees. Upon Closing, the applicable Owner will not have any employees, will not be a party to any employment agreements and will not have any outstanding obligations in respect of any former employees.

         6.9 Existing Agreements. There are no (or will not be at the Closing) service contracts, maintenance agreements, leasing commissions or brokerage agreements, repair contracts, property management contracts, contracts for the purchase or delivery of labor, services, materials or goods, supplies or equipment, leases, licensees or occupancy agreements, or similar agreements entered into by or on behalf of any Owner which will be obligations of Purchaser or the Owner after the Closing, other than (i) the Permitted Encumbrances, (ii) the documents to be assigned to the Purchaser pursuant to the terms hereof,
(iii) the Contracts, (iv) the Leases, (v) the Owner Agreement, and (vi) any other document or instrument given or entered into in connection with Closing.

         6.10 Tax Returns. All tax returns for federal, state or local income, excise, sales and use, personal property and franchise taxes required by law to be filed by an Owner prior to the date of the Closing applicable to such Owner will be prepared and duly filed, prior to the Closing (or after Closing with respect to pre-Closing matters) and all taxes, if any, shown on such returns or otherwise determined to be due, together with any interest or penalties thereon, will be paid by or on behalf of Owner prior to Closing, or allowance made therefor at Closing.

         6.11 Action of the Seller. MI has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by MI or the Owner on or prior to each Closing Date, such document shall constitute the valid and binding obligation and agreement of MI, enforceable against MI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

         6.12 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller or any Owner is bound.

         6.13 Litigation. Neither the Seller nor the Owner has received written notice of and, to the Seller's knowledge, no investigation, action or proceeding is pending or, to the Seller's knowledge, threatened, and neither the Seller nor the Owner has received written notice of and, to the Seller's knowledge, no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) may result in or subject Owner or Owner's Property to a material liability which is not covered by insurance, whether or not Purchaser is indemnified by Seller with respect to the same, or (c) involves condemnation or eminent domain proceedings against any material part of Owner's Property.

         6.14 Not A Foreign Person. The Seller is not a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         6.15 Construction Contracts; Mechanics' Liens. At the Closing, there will be no outstanding contracts made by the Seller or the Owner to which such Closing applies for the construction or repair of any improvements to the Real Property relating to Owner's Property which have not been fully paid for or provision for the payment of which has not been made by Seller and Seller shall cause the Owner to discharge and have released of record or bonded all mechanics' or materialmen's liens, if any, arising from any labor or materials furnished to such Real Property prior to the Closing to the extent any such lien is not insured over by the Title Company or bonded over pursuant to applicable law.

         6.16 Permits, Licenses. As of the Closing related to a Property, there will be in effect all material licenses (including liquor licenses, if required), permits and other authorizations necessary for the then current use, occupancy and operation of such Property, unless failure to obtain any such licenses, permits and other authorizations is disclosed to Purchaser, and Purchaser waives compliance herewith in accordance with Section 4.2(b) of this Agreement.

         6.17 Hazardous Substances. Except as existing as of the date of closing under the Little Lake Bryan Contract, including without limitation any matters described in the Environmental Reports and any Updated Environmental Reports, to the Seller's knowledge, neither the Seller nor Owner of the subject Property, since the date that Owner acquired title to the Property, has stored or disposed of (or engaged in the business of storing or disposing of, or authorized the storage or disposal of) or has released or caused or authorized the release of any hazardous waste, contaminants, oil, radioactive or other material on such Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and which has not as of the Closing Date been removed from the subject Property in accordance with such applicable statutes, laws, ordinances, rules or regulations.

         6.18 Insurance. The Seller has received no written notice from any insurance carrier of defects or inadequacies in the Property owned by the applicable Owner which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

         6.19 Condition of Property. To Seller's knowledge, the Improvements on the Property; as of the applicable Closing Date, will be in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship, constructed with materials that are "new," subject to such "punch list" work as may be required upon Substantial Completion of such Improvements.

         6.20 Financial Information. Financial information, including, without limitation, all books and records and financial statements of the applicable Owner, which have been provided to Purchaser are true, correct and complete in all material respects.

         6.21 Contracts. Seller and Owner have performed all of their obligations under each Contract to which the applicable Owner is a party or is subject and no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default under any such Contract. Further, to Seller's knowledge, all other parties to such Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder.

         6.22 Title to FF&E. The applicable Owner has good and marketable title to the FF&E described on the FF&E Schedule and in the Plans and Specifications (to the extent that the Plans and Specifications describe FF&E).

         6.23 FF&E. The FF&E Schedule and the Plans and Specifications (to the extent the Plans and Specifications describe FF&E) accurately describe in all material respects the FF&E owned by the applicable Owner and located at such Owner's Property and, to Seller's knowledge, such FF&E is "new" and has not been used prior to its use at such Property.

         The representations and warranties made in this Agreement by Seller, Owner and, if applicable, MI, in Section 6.1 through Section 6.14, inclusive, are made as of the date hereof and shall be deemed remade by the Seller, Owner and, if applicable, MI, as of each Closing Date for the Ownership Interests then being assigned by the Seller, and as to each Owner in respect to which such Ownership Interests relate, and as to the Property owned by such Owner, with the same force and effect as if made on, and as of, such date; and the representations and warranties made in this Agreement by Seller, Owner and, if applicable, MI, in Section 6.15 through Section 6.23, inclusive, shall be made as of the Closing Date in respect of the Property in respect of which the Ownership Interests in the Owner thereof are being sold and transferred, provided, however, that, the Seller shall have the right, from time to time prior to the applicable Closing Date, with respect to any Ownership Interests and related Owner and/or Property as to which a Closing has not yet occurred, to modify the representations and warranties made in Section 6.12 (No Violation of Agreements), Section 6.13 (Litigation) and Section 6.18 (Insurance) as a result of changes in applicable conditions beyond the control of Owner by notice to the Purchaser and, in such event, the representations and warranty shall be deemed modified to the extent required by such changes, and (a) if Seller agrees to indemnify Purchaser against any loss that may be suffered by Purchaser as a result of such changes, then Purchaser will be required to close hereunder without any abatement of Allocable Purchase Price or changes in any other condition, and (b) if Seller elects not to so indemnify Purchaser, Purchaser shall have the option to either accept the change and close, or reject the change, in which case Purchaser's obligation to purchase the Ownership Interests of the Owner of the Property in question shall terminate. All representations and warranties made in this Agreement by the Seller shall survive the applicable Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served, if at all, on or before the date which is twelve (12) months after the date of such Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect. The representation and warranties made by Seller herein shall not be applicable to, and expressly shall not survive, an Accelerated Closing pursuant to the provision of Section 3.2, but the provisions of the following two paragraphs of this Section 6 shall apply to any such Accelerated Closing.

         Prior to any Closing contemplated by this Agreement, Purchaser will have had the opportunity to investigate independently all physical aspects of the Property of the Owner which is the subject of the Closing, and to make all such independent inspections and/or investigations of such Property that Purchaser deems necessary or desirable including, without limitation, review of the building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations or other private parties affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural certificates, tests and third-party reports (if any), governmental agreements and approvals and architectural plans and site plans. Purchaser represents and warrants that, in entering into this Agreement, Purchaser has not relied on any representation, warranty, promise or statement, express or implied, of Seller, any Owner, or anyone acting for or on behalf of Seller or any Owner, other than as expressly set forth in this Agreement; AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, PURCHASER ACKNOWLEDGES THAT THE PROPERTY OWNED BY THE OWNER WILL, UPON THE ACQUISITION BY PURCHASER OF THE OWNERSHIP INTERESTS IN SUCH OWNER, BE IN ITS "AS IS" CONDITION AND IN ITS "AS IS" STATE OF REPAIR, WITH ALL FAULTS SUBJECT ONLY, HOWEVER, TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER FOR THE BENEFIT OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT.

         Except as otherwise expressly provided in this Agreement or any documents executed and delivered by Seller to the Purchaser at the Closing, the Seller and Owners disclaim the making of any representations or warranties, express or implied, regarding the Ownership Interests, Owners or Properties or matters affecting the same, whether made by the Seller, any Owner, on the Seller's behalf or any Owner's behalf, or otherwise, including, without limitation, the physical condition of the Properties, title to, the boundaries or other survey matters of, the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located. The Purchaser acknowledges that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property, except as expressly provided in Section 6.12,
Section 6.13,  Section 6.15,  Section 6.16,  Section 6.17, Section 6.19, Section
6.20 and  Section  6.22.  The  Purchaser  further  acknowledges  that it has not received from or on behalf of the Seller or any Owner, any accounting, feasibility, marketing, economic, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors.

         As used in this Agreement, the phrase "to Seller's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Daryl Nickel (and any subsequent officer of Lodging Development at MI having direct oversight responsibility for the transactions contemplated hereby), Christopher Lynch (and any subsequent finance officer of MI having direct oversight responsibility for the transactions contemplated hereby), Larry Gooch (and any subsequent officer of MI serving as project manager for the transaction contemplated hereby), Bill Hoy (and any subsequent Vice President - Design and Project Management of Marriott International Design and Construction Services, Inc. having direct oversight responsibility for the transactions contemplated hereby) and of an employee of MI assigned to work at the Property in connection with construction of the Improvements and/or in connection with the installment of the FF&E on a full-time basis, if any.

         SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         To induce the Seller to enter into this Agreement, the Purchaser and, if Purchaser is other than CHLP, CHLP represents and warrants to the Seller as follows:

         7.1 Status and Authority of the Purchaser. The Purchaser is duly organized and validly existing under the laws of the jurisdiction in which it was formed, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser is, or will be by the Closing Date, duly qualified and in good standing in the State of Florida.

         7.2 Status and Authority of the Guarantors. CHLP is a limited partnership duly organized and validly existing under the laws of the State of Delaware. CHP is a corporation duly organized and validly existing under the laws of the State of Maryland. CHP and CHLP each has all requisite power and authority under the laws of the state under whose laws it has organized or incorporated and under their respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. CHP and CHLP are, or will be by the Closing Date, duly qualified and in good standing in the State of Florida.

         7.3 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to each Closing Date, such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

         7.4 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

         7.5 Litigation. Purchaser has received no written notice of and, to Purchaser's knowledge, no investigation, action or proceeding is pending and, to Purchaser's knowledge, no action or proceeding is threatened and Purchaser has received no notice of, and to Purchaser's knowledge, no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

         The representations and warranties made in this Agreement by the Purchaser are made as of the date hereof and shall be deemed remade by the Purchaser as of the applicable Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by the Purchaser shall survive the applicable Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served, if at all, on or before the date which is twelve (12) months after the date of such Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

         As used in this Agreement, the phrase "to Purchaser's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Charles Muller, James Seneff and Robert Bourne.

         SECTION 8.  COVENANTS OF THE SELLER.

         The Seller, and if MI is not the Seller, MI, hereby covenants with the Purchaser as follows:

         8.1 Compliance with Laws. From the date of this Agreement to the Closing Date for the purchase of the Ownership Interests of any Owner, to cause such Owner to use commercially reasonable efforts to comply in all material respects with (i) all laws, regulations and other requirements affecting the Property owned by such Owner, from time to time applicable, of every governmental body having jurisdiction of such Property or the use or occupancy of any Improvements located thereon and (ii) all terms, covenants and conditions of instruments of record affecting such Property, except that neither Seller nor any Owner shall have any obligations or liability to Purchaser to satisfy or comply with any of the terms or conditions of the DOR or DCCRO, including without limitation, the obligation to develop the Required Improvements (as that term is defined in the DCCRO encumbering each Property).

         8.2 Correction of Defects. In respect of any Property for which the Owner's Ownership Interests have been sold and transferred to Purchaser at a Closing hereunder, to complete, at the Seller's cost, all punch-list items and to correct, at Seller's cost, all defects in the Improvements that are discovered and disclosed by or to the Seller within one year following the acceptance of the Improvements by the applicable Owner or Seller (as the case may be) from the general contractor for such Improvements. At Closing, Seller shall, at Purchaser's request, certify the outside date of such one-year warranty period to Purchaser. The Purchaser agrees to cooperate, or cause the applicable Owner to cooperate, with the Seller and/or the Tenant in enforcing any applicable warranties or guaranties with respect to such defects. Seller shall have the exclusive right and obligation to pursue the aforementioned rights and remedies; however, in the event that Seller fails to exercise such rights and remedies, after ten (10) days from notice by Purchaser to Seller of Seller's failure to exercise such rights and remedies, Purchaser shall then have the right to pursue the same. The provisions of this Section 8.2 shall survive any Closing under this Agreement.

         8.3 Insurance. The Seller shall, at no expense to the Seller, reasonably cooperate with Purchaser in connection with Purchaser's obtaining any insurance which may be required to be maintained by Purchaser or Owner under the terms of the Lease for each Property following the Closing.

         8.4 Material Defects in Structural Systems. If, to Seller's knowledge, a material construction defect or a material design defect in the structural system of the building exists at any time during construction and prior to Closing, Seller shall disclose the same to Purchaser, provided that Seller shall have no obligation to correct such disclosed defects if the cost to correct such defects exceeds $250,000. If such cost exceeds $250,000 and Seller elects not to correct, then Purchaser's sole remedy shall be to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $140,000 (and if, with respect to all Properties except for the affected Property, either (i) Closing has occurred, or
(ii) the contemplated Closing will not occur as a result of Purchaser's election to terminate this Agreement pursuant to Sections 2.3, 2.4, 2.5, 2.7(d), 8.4 or
10.1 of this Agreement, then the Deposit shall be refunded to Purchaser).

         8.5 Final Payment. Upon final payment to the General Contractor, Seller shall provide Purchaser with a copy of the final requisition received from the General Contractor, evidence of Seller's payment thereof, and a final release of liens.

         SECTION 9.  APPORTIONMENTS.

         9.1 Apportionments. Representatives of the Purchaser and the Seller shall make and perform any and all of the adjustments and apportionments which are appropriate and usual for a transaction of this nature, taking into account the applicable provisions of the Leases and this Agreement. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of the Seller and the Purchaser at the applicable Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after such Closing Date, based upon an agreed accounting performed by representatives of the Seller and the Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 9.1 within such ninety-day period, upon application by either party, a certified public accountant reasonably acceptable to the Purchaser and the Seller shall determine any such adjustments which have not theretofore been agreed to between the Seller and the Purchaser. The charges of such accountant shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.

         Seller and Purchaser acknowledge and agree that Purchaser, in acquiring the Ownership Interests in an Owner hereunder, is acquiring the Assets owned by such Owner at the time of Closing and the Lease for the Real Property comprising a part of those Assets, and that any and all other assets, including without limitation, cash on hand or in accounts in excess of Owner's liabilities, will be distributed to and/or retained by, and be the property of, Seller.

         9.2 Closing Costs. (a) Seller shall reimburse Purchaser for up to a maximum of $600,000 for due diligence and closing expenses actually incurred by Purchaser to third parties in connection with all three (3) Properties combined in the following categories: (i) seventy-five percent (75%) of the legal expenses incurred in connection with the negotiation and preparation of the Little Lake Bryan Contract and all Exhibits thereto, including without limitation the DOR and DCCRO; (ii) legal expenses incurred in connection with the negotiation and documentation of this Agreement, the Leases, Limited Rent Guaranty, Stock Pledge Agreement, Owner Agreement, Guaranty of Landlord's
Obligations and related agreements; (iii) environmental reports prepared in connection with the purchase and sale of the Ownership Interests in the Owners of the Properties pursuant to this Agreement; (iv) property appraisals for the Properties prepared in connection with the purchase and sale of the Ownership Interests in the Owners of the Properties under this Agreement; (v) engineering/property evaluation reports prepared in connection with the sale of the Ownership Interests in the Owners of the Properties to Purchaser; (vi) property surveys of the Properties prepared in connection with due diligence under this Agreement; and (vii) up to $30,000 of reasonable out-of-pocket expenses incurred by Purchaser for travel (including meals), postage, long-distance telephone charges and photocopying in connection with the transactions contemplated hereby. Expenses which are to be reimbursed to Purchaser pursuant to clause (i) of the preceding sentence shall be reimbursed to Purchaser upon Closing under the Little Lake Bryan Contract (unless Purchaser fails to close under such Contract and Seller elects to terminate this Agreement pursuant to Section 3.5(a)(iii)). Further expenses which are to be reimbursed pursuant to the clauses (ii) and (vii) of the first sentence of this paragraph which relate to all three Properties shall be allocated one-third (1/3) to each Property and reimbursed at the time of the Closing in respect of the Ownership Interests of the Owner of each Property; and expenses which are to be reimbursed to Purchaser pursuant to the first sentence of this paragraph which are specific to a Property (i.e., expenses under clauses (iii) through (vi), inclusive) shall be reimbursed at the time of the Closing in respect of the Ownership Interests of the Owner of that particular Property. All of Purchaser's expenses in excess of $600,000 or Purchaser's expenses which do not fall within the above categories shall be borne by Purchaser.

         (b) Seller shall pay the premiums for the Title Insurance Policies to be provided at each Closing pursuant to Section 2.4 and Section 4.3(a) and shall be given a credit (not to exceed $180,000.00) against its obligation under
Section 9.2(a) to reimburse Purchaser's expenses to the extent of the amount paid by or on behalf of Seller or any Owner for such premiums including, without limitation, premiums paid in connection with title insurance policies to be issued upon the acquisition of each Property pursuant to the Little Lake Bryan Contract and premiums paid for incremental increases in the amount of coverage provided by such policies during construction.

         (c) Seller and Purchaser each agree to cooperate with each other in minimizing due diligence, closing and other costs to be incurred in connection with the transactions contemplated hereby.

         (d) Seller and Purchaser shall each pay one-half of any transfer, recordation or other similar taxes, impositions or expenses incurred in connection with the Closings of the transactions contemplated hereby.

         (e) Except as expressly provided in this Section 9, Seller and Purchaser shall each pay their own separate costs and expenses incurred in connection with the transactions contemplated hereby, including the fees and expenses of counsel in connection with the preparation and negotiation of this Agreement, the Leases and all other documents and instruments in connection therewith and in consummating any and all of the transactions contemplated hereby and thereby. The obligations of the parties under this Section 9 shall survive the Closings.

         SECTION 10.  DEFAULT.

         10.1 Default by the Seller. If the Seller shall have made any representation or warranty herein which shall be untrue in any material respect when made or updated as herein provided, or if the Seller shall fail to perform any of the material covenants and agreements contained herein and such condition or failure continues for a period of ten (10) days (or such additional period as may be reasonably required to effectuate a cure of the same) after notice thereof from the Purchaser, the Purchaser may terminate this Agreement with respect to the Ownership Interests in the affected Owner or Owners of the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $140,000 (and if, with respect to all Properties except for the affected Property, either
(i) Closing has occurred, or (ii) the contemplated Closing will not occur as a result of Purchaser's election to terminate this Agreement pursuant to Sections 2.3, 2.4, 2.5, 2.7(d), 8.4 or 10.1 of this Agreement, then the Deposit shall be refunded to Purchaser), and/or the Purchaser may pursue any and all remedies available to it at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief; provided, however, that, (x) in no event shall the Seller be liable for (and Purchaser hereby agrees that it will not commence or prosecute any action for) consequential or punitive or exemplary damages and (y) in no event shall the aggregate liability of the Seller under this Agreement exceed an amount equal to Five Million Dollars ($5,000,000) plus the reasonable attorneys' fees and expenses incurred by Purchaser in enforcing the Agreement against Seller in respect of Seller's default. It is understood and agreed that for purposes of this Section 10.1, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

         10.2 Default by the Purchaser. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect or if the Purchaser shall fail to perform any of the covenants and agreements contained herein and such condition or failure shall continue for a period of ten (10) days (or such additional period as may be reasonably required to effectuate a cure of the same; provided that no such extension of time shall apply to Purchaser's failure to pay the Allocable Purchase Price at Closing or otherwise operate to extend the Closing Date) after notice thereof from the Seller, the Seller may, as its sole and exclusive remedy, at law, or in equity, terminate this Agreement with respect to any Property or Properties as to which a Closing shall not yet have occurred, whereupon, the Purchaser shall pay to the Seller, as liquidated damages and not as a penalty, the sum of Five Million Dollars ($5,000,000.00) plus the reasonable attorneys' fees and expenses incurred by Seller in enforcing the Agreement against Purchaser in respect of Purchaser's default. It is understood and agreed that for purposes of this
Section 10.2, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

         10.3 Purchaser's Deposit. In order to secure Purchaser's performance hereunder, including, without limitation, its obligation to pay liquidated damages as provided in Section 10.2, Purchaser has heretofore provided a Five Million Dollar ($5,000,000) deposit by delivering to MI an irrevocable and unconditional letter of credit satisfying the requirements hereof in an amount equal to $5,000,000 (said $5 Million deposit is herein referred to as the "Deposit"). The Escrow Agent shall hold and disburse that portion of the Deposit received by it pursuant to the terms of the Escrow Agreement entered into among MI, CNL and Escrow Agent of even date herewith, a true copy of which is attached hereto as Schedule P (the "Escrow Agreement").

         Each Letter of Credit (herein "Letter of Credit") tendered by Purchaser hereunder shall be irrevocable and unconditional, payable "at sight," issued by a bank acceptable to MI and be in a form acceptable to MI, shall name MI as beneficiary, be for a term of no less than one (1) year, and shall state on its face that it automatically renews for a one year period from its respective expiration date set forth therein and upon each anniversary of such date thereafter, unless at least sixty (60) days prior to such expiration date, or prior to any anniversary of such date, the bank issuing the Letter of Credit notifies the following MI employees in writing by registered mail that it elects not to renew the Letter of Credit:

                  Marriott International, Inc.
                  10400 Fernwood Road
                  Bethesda, Maryland 20817
                  Attn: Christopher Lynch, Vice President


                  Marriott International, Inc.
                  10400 Fernwood Road
                  Bethesda, Maryland 20817
                  Attn: Senior Vice President, Lodging Finance


                  Marriott International, Inc.
                  10400 Fernwood Road
                  Bethesda, Maryland 20817
                  Attn: Treasurer

                                    and

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/923.00
                  Bethesda, Maryland  20817
                  Attention: U.S. Development - Assistant General Counsel

Each Letter of Credit shall further state on its face that, if MI shall receive notice from the bank issuing such Letter of Credit that it intends not to renew such Letter of Credit, then MI shall be entitled to draw immediately on any such Letter of Credit.

         In the event that the bank which issued a Letter of Credit shall be downgraded (i) by Standard and Poor's to a rating less than A-minus, or (ii) by Moody's to a rating of less than A-3, then MI shall be entitled to draw on such Letter of Credit if, after ten (10) days written notice to Purchaser that the bank has been so downgraded, Purchaser fails to either replace such Letter of Credit with a cash deposit of equal amount, or provide a substitute Letter of Credit satisfying the requirements of this Section 10.3. MI shall promptly deposit the proceeds so withdrawn with the Escrow Agent, which shall hold and disburse the proceeds thereof in the manner provided for in the Escrow Agreement.

         If, after delivering the full $5,000,000 Deposit, Purchaser thereafter defaults on its obligations hereunder such that Seller becomes entitled to the $5 Million liquidated damages as provided in Section 10.2, Seller shall be immediately entitled to the entire ($5,000,000) Deposit as such liquidated damages. If Seller elects to terminate this Agreement pursuant to the provisions of either Section 3.5(a)(ii) or Section 3.5(a)(iii), Purchaser shall be entitled to the prompt return of the Deposit whereupon MI shall return any Letter(s) of Credit held by MI hereunder to Purchaser and thereupon the parties shall have no further obligations hereunder except any obligations which expressly survive a termination of this Agreement. In the event Seller becomes entitled to the Deposit hereunder, to the extent the Deposit is in the form of Letter(s) of Credit, MI shall be entitled to draw immediately on such Letter(s) of Credit and shall promptly deposit the proceeds thereof with Escrow Agent, which shall then hold and disburse the proceeds thereof in the manner provided for in the Escrow Agreement.

         That portion of the Deposit received by Escrow Agent shall be held in an interest-bearing account by the Escrow Agent and Escrow Agent shall be authorized to deliver the interest accrued thereon from time to time to Purchaser. The Escrow Agent shall retain the cash portion of the Deposit, and Purchaser shall keep the Letter(s) of Credit in full force and effect, until such date ("Return Date") as Closings shall have occurred in respect of the Ownership Interests in the Owners of all three (3) Properties. Any cash portion of the Deposit not applied to liquidated damages and/or reasonable attorneys' fees and expenses pursuant to Section 10.2, and any Letter of Credit(s) then held by MI (to the extent the proceeds of which are not required to be applied to cover damages of the Seller pursuant to Section 10.2 as aforesaid) will be returned to Purchaser promptly following the occurrence of the Return Date.

         Purchaser shall be entitled to modify the form of collateral held pursuant to this Section 10.3 only one time. If Purchaser elects initially to deliver cash for the Deposit in accordance with this Section, such cash portion of the Deposit may subsequently be replaced by a Letter of Credit in the amount of such cash Deposit being replaced and satisfying all of the foregoing requirements applicable to Letter(s) of Credit herein. Upon receipt by Seller of such Letter(s) of Credit satisfying all of the requirements for same set forth herein, Seller shall direct the Escrow Agent to return to Purchaser the cash portion of the Deposit replaced by the Letter(s) of Credit. Alternatively, if Purchaser delivers a Letter(s) of Credit to MI as the Deposit in accordance with this Section, such Letter(s) of Credit may subsequently be replaced by Purchaser's delivering to Escrow Agent cash or other immediately available funds in the amount of the Letter(s) of Credit being replaced. Upon receipt of Escrow Agent's written acknowledgment of receipt of such funds, MI shall return the replaced Letter(s) of Credit to Purchaser.

         SECTION 11.  MISCELLANEOUS.

         11.1 Agreement to Indemnify. (a) Subject to any express provisions of this Agreement to the contrary, from and after any Closing, with respect to the applicable Owner, (i) the Seller and, if Seller is not MI, MI shall indemnify, defend and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (v) any termination of employment of employees at any Property prior to or upon the Closing with respect to such Property resulting from the termination of employment of such employees by Owner or its operator and/or the failure of Tenant to hire such employees (including, without limitation, severance pay, wrongful discharge claims, and claims and/or fines under federal, state or local statutes or regulations, including without limitation the Worker Adjustment and Retraining Notification Act), (w) the employment of such individuals prior to the Closing Date, including, without limitation, employment-related claims; COBRA-related claims; disability claims; vacation; sick leave; wages; salaries; payments due (or allocable) to any medical, pension, and health and welfare plans, and any other employee benefit plan established for the employees at the Property; and employee-related tax obligations such as, but not limited to, social security and unemployment taxes accrued as of the Closing Date, (x) events, acts, or omissions of the Owner that occurred in connection with its ownership or operation of the Owner's Property prior to the applicable Closing Date or obligations accruing prior to the applicable Closing Date under any Contract of Owner (except to the extent of any adjustment made in respect of such Contract at Closing), (y) any material breach of a representation or warranty made by Seller, Owner and, if Seller is not MI, MI under Section 6 (as such representations and warranties may be modified pursuant to said Section 6 and subject to the one-year limitation period set forth therein), or (z) any claim against Owner or Purchaser for damage to property of others or injury to or death of any person or any debts or obligations of or against Owner and arising out of any event occurring on or about or in connection with Owner's Property or any portion thereof, at any time or times prior to the applicable Closing Date, and (ii) the Purchaser and, if Purchaser is not CHLP, CHLP shall indemnify, defend and hold harmless the Seller from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) events, acts, or omissions of the Owner that occur in connection with its ownership or operation of the Owner's Property from and after the applicable Closing Date or obligations accruing from and after the applicable Closing Date under any Contract of Owner (except to the extent of any adjustment made in respect of such Contract at Closing), (y) any material breach of a representation or warranty made by Purchaser and, if Purchaser is not CHLP, CHLP under Section 7 (and subject to the one year limitation period set forth therein), or (z) any claim against Owner or Seller for damage to property of others or injury to or death of any person or any claims for any debts or obligations of or against Owner and arising out of any event occurring on or about or in connection with Owner's Property or any portion thereof, at any time or times from and after the applicable Closing Date. The provisions of this Section 11.1 shall not apply to any liabilities or obligations with respect to hazardous substances, the liabilities of the parties with respect thereto being governed by the representation and warranty of Seller set forth in Section 6.17.

         (b) Whenever it is provided in this Agreement that an obligation will continue after Closing as an obligation of Owner or be assumed by Owner after the applicable Closing, the Purchaser and, if Purchaser is not CHLP, CHLP shall be deemed to have also agreed to indemnify and hold harmless the Seller and its respective successors and assigns from and against all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) arising from any failure of such Owner and/or the Purchaser to perform the obligation so continued or assumed after the applicable Closing (but not with respect to any act or omission which occurred prior to Closing).

         (c) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.

         (d) The provisions of this Section 11.1 shall survive the Closings hereunder and the termination of this Agreement. All representations and warranties made in this Agreement by the Seller and Purchaser shall survive the applicable Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced, if at all, on or before the date which is twelve
(12) months after the date of such Closing and served promptly (but in no event later than sixty (60) days after commencement) and, if not commenced on or before such date and so served, thereafter shall be void and of no force or effect.

         11.2 Brokerage Commissions. Each of the parties hereto represents to the other party that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. The Seller shall indemnify and hold harmless the Purchaser and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Seller. The Purchaser shall indemnify and hold harmless the Seller and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Purchaser. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 11.2 shall survive the Closings hereunder and any termination of this Agreement.

         11.3 Certain Contracts. Seller agrees to incorporate (or use such efforts to incorporate as described in Schedule N) the provisions attached hereto as Schedule N into each General Contract entered into for the construction of Improvements on the Properties.

         11.4 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, or to entities involved with a sale of a controlling interest in the Seller, the Purchaser or any of their affiliates or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other party as soon as such party learns that it must make such disclosure.

         11.5 Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

         (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

         (c)      All such notices shall be addressed,

         if to the Seller to:

                  Marriott International, Inc
                  10400 Fernwood Road, Dept. 52/924.11
                  Bethesda, Maryland  20817
                  Attn: Christopher Lynch
                  [Telecopier No. (301) 380-5067

           with a copy to:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/923.00
                  Bethesda, Maryland  20817
                  Attn: Kimberly S. Perini, Esquire
                  [Telecopier No. (301) 380-6727]

                                    and

                  Holland & Knight LLP
                  2100 Pennsylvania Avenue, N.W.
                  Suite 400
                  Washington, D.C.  20037
                  Attn: Michael Ruane, Esq.
                  [Telecopier No. (202) 955-5564]

         If to the Purchaser, to:
                  CNL Hospitality Partners, LP
                  400 East South Street, Suite 500
                  Orlando, Florida  32801
                  Attn: Charles A. Muller
                  [Telecopier No. (407) 428-9370]

         with a copy to:

                  Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
                  215 North Eola Drive
                  Post Office Box 2809
                  Orlando, Florida  32802
                  Attn: Richard J. Fildes, Esq.
                  [Telecopier No. (407) 418-6412]

                  and

                  Hunton & Williams
                  1900 K Street, N.W.
                  Suite 1200
                  Attn: Thomas A. Kaufman, Esq.
                  [Telecopier No. (202) 778-2201]

         If to Tenant:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/924.11
                  Bethesda, Maryland  20817
                  Attn: Christopher Lynch
                  [Telecopier No. (301) 380-5067

           with a copy to:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/923.00
                  Bethesda, Maryland  20817
                  Attn:  Kimberly S. Perini, Esquire
                  [Telecopier No. (301) 380-6727]

                                    and

                  Holland & Knight LLP
                  2100 Pennsylvania Avenue, N.W.
                  Suite 400
                  Washington, D.C.  20037
                  Attn:  Michael Ruane, Esq.
                  [Telecopier No. (202) 955-5564]

         (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

         11.6 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

         11.7 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other party, except (i) that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by CHLP provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by CHLP, CHLP shall remain fully and primarily liable for the obligations of the "Purchaser" hereunder and (ii) Seller may assign this Agreement to any entity wholly owned, directly or indirectly, by MI that becomes the member(s) of any one or more of the limited liability companies comprising an Owner or Owners; provided such assignee would not violate the terms of the DCCRO and Seller and MI remain liable for Seller's obligations hereunder subject to the limitations set forth herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

         11.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         11.9 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

         11.10 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Florida.

         To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of Florida as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Florida and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

         11.11 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

         11.12 Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

         11.13 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of the seller and purchaser.

         11.14 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.15 Disclosure. From and after Closing on the purchase and sale of the Ownership Interests in any Owner, and at the written request of Purchaser, Seller shall provide such financial statements (in addition to the financial statements to be provided at Closing in accordance with Section 4.1(u)) in respect of such Owner's operations from the date of Owner's commencement of business to the date of such Closing to the extent such financial statements are required by applicable securities laws and regulations and the SEC's interpretation thereof; provided, however, that (i) Seller reserves the right, in good faith, to challenge, and require Purchaser to use commercially reasonable efforts to challenge, any assertion by the SEC, any other applicable regulatory authority, or Purchaser's independent public accountants that applicable law or regulations require the provision of such financial statements, (ii) Purchaser shall not, without Seller's consent (which consent shall not be unreasonably withheld, delayed or conditioned), acquiesce to any such challenged assertion until Purchaser has exhausted all reasonable available avenues of administrative review, and (iii) Purchaser shall consult with Seller in pursuing any such challenge and will allow Seller to participate therein if and to the extent that Seller so elects. Any and all costs and expenses incurred by Seller, including without limitation reasonable attorneys fees and expenses, in connection with providing such financial statements to Purchaser or in connection with any challenge to an SEC assertion (including Seller's consultation or participation with Purchaser in respect of same) shall be reimbursed to Seller by Purchaser within ten (10) days following written demand by Seller.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                SELLER:

                             MARRIOTT INTERNATIONAL, INC.

                             By: /s/ Daryl A. Nickel
                                 --------------------------------
                                 Its (Vice) President

                PURCHASER:

                             CNL HOSPITALITY PARTNERS, LP

                             By: CNL HOSPITALITY GP CORP.

                             By: /s/ Robert A. Bourne
                                 -------------------------------
                                 Its (Vice) President








         The undersigned, CNL Hospitality Properties, Inc., joins herein for the purpose of evidencing its agreement to enter into and deliver the Guaranty of Landlord's Obligations pursuant to the terms of the foregoing Agreement.

                             CNL HOSPITALITY PROPERTIES, INC.

                             By: /s/ Robert A. Bourne
                                 ---------------------------------
                                 Name: Robert A. Bourne
                                 Title: President

         The undersigned, First American Title Insurance Company, joins herein for the purpose of evidencing its agreement to enter into and deliver the Escrow Agreement, attached hereto at Schedule P.

                             FIRST AMERICAN TITLE INSURANCE COMPANY

                             By: /s/ Heide Shanahan
                                     ------------------
                                     Name: Heide Shanahan
                                     Title: Vice President, National Accounts